SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OFFSHORE LOGISTICS, INC.
--------------------------------------------------------------------------------
             (Name of the Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                   [LOGO OF OFFSHORE LOGISTICS APPEARS HERE]



                            OFFSHORE LOGISTICS, INC.
                               POST OFFICE BOX 5-C
                           LAFAYETTE, LOUISIANA 70505


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the "Company") will be held at the Four Seasons Hotel, Houston, Texas on Monday, September 20, 1999, at 3:00 p.m. for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified and

     2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on July 27, 1999, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

         STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   By Order of the Board of Directors



                                   Drury A. Milke
                                   Secretary




Lafayette, Louisiana
August 11, 1999

                            OFFSHORE LOGISTICS, INC.

                                 PROXY STATEMENT

                       For Annual Meeting of Stockholders
                          To Be Held September 20, 1999

                             SOLICITATION OF PROXIES

         The accompanying Proxy is solicited by the Board of Directors of Offshore Logistics, Inc., 224 Rue de Jean, Suite 100, Lafayette, Louisiana 70508 (the "Company") for use at the Annual Meeting of Stockholders to be held September 20, 1999, and any adjournments thereof.

         All Proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the Proxy or, if not specified, as set forth herein.

         The stockholder has the power to revoke such Proxy at any time before it is exercised, either by giving written notice to the Secretary of the Corporation, by executing and delivering a later-dated proxy or by voting in person at the Annual Meeting.

         This Proxy Statement and the enclosed Proxy are being mailed on approximately August 11, 1999.


                          VOTING SECURITIES OUTSTANDING

         At the close of business on July 27, 1999, the Company had outstanding 21,103,421 shares of Common Stock. Each such outstanding share is entitled to one vote. Only holders of record of Common Stock at the close of business on July 27, 1999, the record date for the Annual Meeting, are entitled to vote at the meeting and any adjournments thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

         The following table shows as of July 27, 1999, certain information with respect to beneficial ownership of the Company's Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the Company.


                                                  Amount
                                               Beneficially     Title     Percent
Name and Address of Beneficial Owner              Owned        of Class  of Class(1)
--------------------------------------------   ------------    --------  -----------
Caledonia Industrial & Services Limited
Cayzer House, 1 Thomas More Street
London, England  E1 9AR ....................   1,752,754(2)     Common      8.3%

Neuberger  Berman, LLC
605 Third Avenue
New York, NY  10158-3698 ...................   1,878,900(3)     Common      8.9%

Strong Capital Management, Inc.
100 Heritage Reserve
Menomonee Falls, Wisconsin  53051 ..........   1,272,773(4)     Common      6.0%
---------------------

(1)      Percentage  of the Common Stock of the  Company outstanding as of  July
         27, 1999.

(2)      According  to a  Schedule  13D  dated  April  22,  1997,  filed  by (i)
         Caledonia Industrial & Services Limited ("CIS") as the direct beneficial owner of 1,630,083 of such shares of Common Stock, (ii) by virtue of its direct holding of all of the outstanding stock of CIS, by Caledonia Investments plc ("Caledonia"), and (iii) by virtue of their respective direct holdings of the securities of Caledonia and their consequent indirect holdings of the stock of CIS, by The Cayzer Trust Company Ltd. and Sterling Industries PLC, the foregoing shares of Common Stock include 328,083 shares of Common Stock that may be acquired upon conversion of $7,500,000 of the Company's 6% Convertible Subordinated Notes due 2003 at an assumed conversion price of $22.86 per share ("6% Notes"). In addition, the foregoing shares of Common Stock include 124,671 shares of Common Stock that may be acquired upon conversion of an additional $2,850,000 of the Company's 6% Notes beneficially owned by CIS at an assumed conversion price of $22.86 per share.

(3) According to a Schedule 13G dated February 8, 1999, filed with the Securities and Exchange Commission, Neuberger Berman, LLC has sole voting power with respect to 1,090,800 of such shares of Common Stock, shared dispositive power with respect to 1,878,900 of such shares of Common Stock, and beneficially owns 1,878,900 of such shares of Common Stock.

(4) According to a Schedule 13G dated February 11, 1999, filed with the Securities & Exchange Commission, Strong Capital Management, Inc. has sole voting power with respect to 1,068,800 of such shares of Common Stock, sole dispositive power with respect to 1,272,773 of such shares of Common Stock, and beneficially owns 1,272,773 of such shares of Common Stock.

Holdings of Directors, Nominees and Executive Officers

         The following table shows as of July 27, 1999, certain information with respect to beneficial ownership of the Company's Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 6 of this Proxy Statement, and (iii) all of the Company's directors and executive officers as a group:


                                                Amount
                                             Beneficially            Title        Percent
Name of Beneficial Owner                        Owned (1)          of Class      of Class (2)
-----------------------------------------    --------------        --------      ------------

Hans J. Albert............................       63,790              Common            *
Peter N. Buckley..........................    1,756,754 (3)          Common          8.3%
Jonathan H. Cartwright....................    1,756,754 (3)          Common          8.3%
Louis F. Crane............................       68,000              Common            *
Gene Graves...............................       84,884              Common            *
David M. Johnson..........................       31,000              Common            *
Kenneth M. Jones..........................       27,500              Common            *
Drury A. Milke............................       62,781              Common            *
Neill Osborne.............................       20,573              Common            *
Harry C. Sager............................       12,000              Common            *
George M. Small...........................      153,580              Common            *
Howard Wolf...............................       20,990              Common            *
All Directors and Executive Officers
 as a Group (15 persons) (3) (4)..........    2,364,593              Common         11.2%

----------------
* Less than 1%.

(1) Based on information as of July 27, 1999, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after July 27, 1999, the number of shares of Common Stock indicated after such director's or executive officer's name: Hans J. Albert - 45,000 shares; Peter N. Buckley - 4,000 shares; Jonathan H. Cartwright
         - 4,000 shares; Louis F. Crane - 58,000 shares; Gene Graves - 45,000 shares; David M. Johnson - 20,000 shares; Kenneth M. Jones - 25,000 shares; Drury A. Milke - 45,000 shares; Neill Osborne - 7,500 shares; Harry C. Sager - 10,000 shares; George M. Small - 135,000 shares and Howard Wolf - 18,500 shares, and the following number of shares of Common Stock which were vested at the fiscal year ended March 31, 1999, under the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), based on the 401(k) Plan statement dated March 31, 1999: Hans
         J. Albert - 13,149 shares; Gene Graves - 21,715 shares;  Drury A. Milke
         - 15,366 shares; Neill Osborne - 9,594 shares and George M. Small - 11,742 shares. Shares held in the 40l(k) Plan are voted by the trustee.

(2) Percentages of the Common Stock of the Company outstanding as of July 27, 1999.

(3) Because of the relationship of Messrs. Buckley and Cartwright to CIS, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the securities of the Company owned by CIS (see "Holdings of Principal Stockholders"). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of securities of the Company owned by CIS. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by CIS.

(4) Including 464,500 shares, which may be acquired within 60 days of July 27, 1999 upon exercise of options.


                      PROPOSALS AND DIRECTOR NOMINATIONS BY
                    STOCKHOLDERS FOR THE 2000 ANNUAL MEETING


         Any proposal by a stockholder intended to be considered for inclusion in the Company's proxy materials for the Company's 2000 Annual Meeting (the "Annual Meeting") must be received at the Company's office not less than 120 days prior to August 11, 2000. Therefore, any such proposal related to the Annual Meeting should be received by April 13, 2000, for consideration for inclusion in the Company's Proxy Statement and form of Proxy related to the meeting.

         In addition, the Company's By-laws provide that any stockholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company at 224 Rue de Jean, Lafayette, Louisiana 70508. Requests for copies of the By-laws should also be addressed to the Secretary.

                              ELECTION OF DIRECTORS


         Eight directors are to be elected, each to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

         Unless authority to do so is withheld by the stockholder, each Proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of July 27, 1999, of approximately 9.8% of the Company's Common Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying Proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.

Vote Required for Election, Quorum and Tabulation of Votes

         Under the Company's By-laws, a majority of the shares of Common Stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion only as to routine matters. Brokers have discretionary authority to vote in the election of directors. Absent specific instructions from the beneficial owner as to non-routine matters, the New York Stock Exchange precludes its member brokers from voting. The missing votes of non-routine matters are known as "broker non-votes." For purposes of determining the presence or absence of a quorum at the Annual Meeting, abstentions and broker votes on routine matters are counted; thus, broker non-votes are irrelevant for quorum purposes.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH NOMINEE. ABSTENTIONS AND BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR AGAINST ANY NOMINEE.

         The Board of Directors unanimously recommends that the stockholders vote "FOR" election of the nominees named below.

Information Concerning Nominees

         Subject to the foregoing, Proxies will be voted for the election of the following eight nominees as directors of the Company, each of whom has engaged in the principal occupation indicated below for at least the past five years:

                                                                                Year First
                                                                                 Elected
Nominee                          Principal Occupation and Business Experience    Director      Residence       Age
-------------------------------  ---------------------------------------------- ----------     ---------       ---
PETER N. BUCKLEY (1)...........  Chairman & Chief Executive Officer of             1997        London,         56
                                   Caledonia Investments plc.                                  England

JONATHAN H. CARTWRIGHT (1).....  Finance Director of Caledonia Investments plc.    1997        London,         45
                                                                                               England

LOUIS F. CRANE (2).............  Chairman of the Board of Directors of the         1987        New Orleans,    58
                                   Company  (October 1997 to Present) and                      Louisiana
                                   President of Orleans Capital Management
                                   (November 1991 to Present).

DAVID M. JOHNSON...............  Private Investor, President of Q Services, Inc.   1983        Houston,        61
                                   (October 1997 to Present); Former Executive                 Texas
                                   Vice President of Weatherford International,
                                   Inc. (December 1991 to January 1994).

KENNETH M. JONES...............  Private Investor.                                 1969        Flat Rock,      66
                                                                                               North Carolina

HARRY C. SAGER.................  Retired. Executive Vice President of              1993        Houston,        69
                                   Conoco, Inc. (1989 - 1992).                                 Texas

GEORGE M. SMALL................  President of the Company (October 1997            1986        Lafayette,      54
                                   to Present). Prior to October 1997, Vice                    Louisiana
                                   President, Chief Financial Officer,
                                   Secretary and Treasurer.

HOWARD WOLF....................  Attorney at Law.  Chairman of the Board           1986        Houston,        64
                                   of Directors of the Company (September 1986                 Texas
                                   to June 30, 1995).  Partner, Fulbright &
                                   Jaworski.

--------------------
(1) Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited ("CIS"), were designated by CIS and elected to the Board of Directors of the Company in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with the Company's acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination of the Company's Board of Directors and to replace any directors so nominated.

(2)      Mr. Crane is a director of Coho Energy, Inc.

                             EXECUTIVE COMPENSATION

         The following table sets forth the aggregate cash and non-cash compensation paid by the Company and its subsidiaries for services rendered during the fiscal years ended March 31, 1999 and 1998 and the nine month transition period from July 1, 1996 through March 31, 1997, to the Chief Executive Officer of the Company and its four other most highly compensated executive officers.

                           Summary Compensation Table

                                                 Annual Compensation                    Long Term Compensation
                                                                                              Awards (3)
                                             ------------------------------------     --------------------------
                                                                                                     Securities
                                    Fiscal                           Other Annual      Restricted    Underlying    All Other
                                     Year                  Bonus     Compensation        Stock        Options/    Compensation
Name & Principal Position           Ended     Salary($)   ($) (1)       ($) (2)        Award(s)($)     SARs(#)       ($)(4)
---------------------------------   ------   ----------   -------    ------------     ------------   ----------   ------------
George M. Small (5)...............  1999     $220,000     $66,000        $0            $     0         20,000       $17,993
  President                         1998     $176,500     $68,434        $0            $     0         30,000       $15,687
                                    1997     $112,500     $10,000        $0            $63,315         20,000       $10,573

Drury A. Milke (5)................  1999     $160,000     $40,000        $0            $     0         10,000       $11,380
  Vice President, Chief Financial   1998     $114,500     $37,022        $0            $     0         20,000       $ 6,870
  Officer & Secretary               1997     $ 71,750     $35,000        $0            $32,424         12,500       $ 4,305

Hans J. Albert (5)................  1999     $170,000     $40,000        $0            $     0         10,000       $12,399
  Vice President, International     1998     $137,500     $26,250        $0            $     0         20,000       $ 8,250
   Aviation Services                1997     $ 93,750     $25,000        $0            $75,750         15,000       $ 5,624

Gene Graves (5)...................  1999     $170,000     $40,000        $0            $     0         10,000       $12,334
  Vice President, Marketing         1998     $155,000     $27,906        $0            $     0         20,000       $ 8,686
                                    1997     $109,250     $ 8,000        $0            $88,050         20,000       $ 5,245

Neill Osborne.....................  1999     $125,000     $30,000        $0            $     0          7,500       $10,226
  Vice President, Domestic          1998     $106,600     $15,362        $0            $     0              0       $ 4,998
  Aviation Services                 1997     $ 75,250     $26,300        $0            $24,360         10,000       $ 2,258

--------------------
(1) Cash bonuses are listed in the fiscal year earned but were paid partially or entirely in the following fiscal year. Under the terms of the 1994 Long-Term Management Incentive Plan (the "1994 Plan"), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the "Restricted Stock Award(s)" column, although the restricted stock awards were not made until the following year.

(2) The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 1999, 1998 and 1997.

(3) The "Restricted Stock Award(s)" column reflects the value, as of the date of grant, of the restricted stock received by the named individuals. Mr. Small, Mr. Milke, Mr. Albert, Mr. Graves and Mr. Osborne received, respectively, 4,715; 2,415; 5,641; 6,557 and 1,814 shares of restricted stock in lieu of $52,763; $27,020; $63,125; $73,375 and $20,300 in cash for fiscal 1997. Dividend income, if any, will be paid on the restricted stock at the same rate as paid to all stockholders. With respect to fiscal 1997, restrictions will lapse 30 months from the date the restricted stock was awarded. The number of shares of restricted stock received in lieu of cash was determined by multiplying the amount of the foregone cash bonus by 1.2 (as a deferral incentive) and dividing that product by the average market price of the Company's Common Stock for the month of June 1996 ($13.4285). At the end of the 1999 fiscal year, Mr. Small, Mr. Milke, Mr. Albert, Mr. Graves and Mr. Osborne, respectively, had an aggregate of 4,715; 2,415; 5,641; 6,557 and 1,814 shares of restricted stock, having an aggregate value on that date of $54,812; $28,074; $65,577; $76,225 and $21,088.
         The Company awarded no restricted stock to these individuals for the 1999 and 1998 fiscal years. During the 1999, 1998, and 1997 fiscal years, the Company maintained no long term incentive plan, as defined in applicable Securities and Exchange Commission rules. All options granted to the named executive officers in fiscal 1999, 1998 and 1997 were awarded pursuant to the 1994 Plan. See footnote (1) on page 7 for a summary of certain of the terms of the options granted under the 1994 Plan. All of the options granted to the named executives became exercisable one year after the grant date.

(4) The stated amounts consist of the Company's contributions made pursuant to the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees, including Messrs. Small, Milke, Albert, Graves and Osborne. During the fiscal year ended 1999, the expense to the Company for the life insurance premiums were $6,098; $3,145; $3,174; $3,514 and $3,278 for Messrs. Small, Milke, Albert,
         Graves and Osborne, respectively, and the Company's contributions to the 401(k) Plan were $11,895; $8,235; $9,225; $8,820 and $6,948 for
         Messrs. Small, Milke, Albert, Graves and Osborne, respectively.

(5) See "Severance and Change-of-Control Agreements".


                      Option/SAR Grants in Last Fiscal Year

         The following table shows, as to the named executive officers, information about option/SAR grants during the 1999 fiscal year:

                                                 Individual Grants
-------------------------------------------------------------------------------------------
                                 Number of        % of Total
                                 Securities      Options/SARs
                                 Underlying       Granted to     Exercise
                                Options/SARs     Employees in      Price        Expiration       Grant Date
       Name                    Granted (#)(1)     Fiscal Year    ($/Share)         Date        Present Value (2)
---------------------------------------------------------------------------------------------------------------

George M. Small............    20,000            7.6%            $12.50         8/11/2008      $99,112
Drury A. Milke.............    10,000            3.8%            $12.50         8/11/2008      $49,556
Hans J. Albert.............    10,000            3.8%            $12.50         8/11/2008      $49,556
Gene Graves................    10,000            3.8%            $12.50         8/11/2008      $49,556
Neill Osborne..............     7,500            2.9%            $12.50         8/11/2008      $37,167

--------------------
(1) These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Company's Common Stock on the effective date of such purchase over the exercise price per share. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to the Company unrestricted Common Stock already owned by the optionee or by the Company withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the "Committee"). Options under the 1994 Plan also granted the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a "Replacement Option"). Replacement Options are exercisable at a price equal to the fair market value of the Common Stock of the Company as of the date of the grant of the Replacement Option. The options granted under the 1994 Plan also provide for certain "cashout" rights following a Change In Control (as defined in the 1994 Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have the Company withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to the Company previously owned shares of Common Stock.

(2) The present value for these options was estimated at the date of grant, using the Black-Scholes option-pricing model. The following assumptions were used to obtain the grant-date present value: expected volatility of 41.8%, risk-free interest rate of 5.3%, no dividend yields and an expected life of approximately 4 years, based on weighted average historical lives.

             Aggregated Option/SAR Exercises in Last Fiscal Year and
                        Fiscal Year End Option/SAR Values

         The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 1999 and the values of unexercised options as of March 31, 1999:

                                                               Number of Securities         Value of Unexercised
                                                              Underlying Unexercised             In-the-Money
                                                              Options/SARs at FY End     Options/SARs at FY End (1)
                                                            --------------------------   --------------------------
                                 Shares Acquired   Value
                    Name           on Exercise    Realized  Exercisable  Unexercisable   Exercisable  Unexercisable
-------------------------------  ---------------  --------  -----------  -------------   -----------  -------------
George M. Small................         0           $0        115,000         20,000          $0            $0


Drury A. Milke.................         0           $0         35,000         10,000          $0            $0


Hans J. Albert.................         0           $0         35,000         10,000          $0            $0


Gene Graves....................         0           $0         35,000         10,000          $0            $0


Neill Osborne..................         0           $0              0          7,500          $0            $0


--------------------
(1) The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 1999, over the aggregate exercise price of the options.

                  Severance and Change-of-Control Arrangements

         The Company has entered into change of control agreements (the "Change of Control Agreements") with certain executive officers. The Change of Control Agreements for each executive officer provide for continued employment for a three year period following a Change of Control, as defined (the "Employment Term"). Should the officer's employment be terminated during the Employment Term for any reason other than death, disability or "Cause", as defined, or should the officer terminate his employment for "Good Reason", as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of the officer's Annual Base Salary, as defined, and Highest Annual Bonus, as defined. Also, the officer will be entitled to continued welfare benefits under various Company plans and programs for a minimum of thirty-six months following the "Date of Termination", as defined, as well as outplacement services and other benefits. In addition, those officers who are parties to the Executive Welfare Benefit Agreements dated March 31, 1986 will, in the event of such termination, be treated as having been terminated without cause as of the Date of Termination, and the insurance policies provided under such Executive Welfare Benefit Agreements will be immediately transferred to the officer, the officer will be credited with three additional years of service for purposes of the vesting of such policies, and the Company will continue to pay the premiums on such policies for three years after such officer's Date of Termination. In the event that any payments by the Company to or for the benefit of the officer (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax"), then the officer will be entitled to an additional payment ("Gross-Up Payment") in an amount such that, after payment by such officer of all taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreements also provide that no award granted under the 1994 Plan or pursuant to any other plan or arrangements maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.

         Under the terms of the 1994 Plan, if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the 1994 Plan determines otherwise at the time of the award the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.

Compensation Committee Interlocks and Insider Participation

         Howard Wolf, Director of the Company and member of the Compensation Committee, is a partner of the law firm of Fulbright & Jaworski, which the Company retains from time to time to provide legal services. Peter N. Buckley, a Director of the Company and a member of the Compensation Committee and the Long-Term Incentive Plan Committee, is the Chairman and Chief Executive Officer of Caledonia Investments plc ("Cal Investments"), the parent company of Caledonia Industrial & Services Limited ("CIS") (collectively, "Caledonia"). Caledonia, in turn, is the beneficial owner of 1,752,754 shares of the Company's Common Stock, which represents approximately 8.3% of the total shares of Common Stock outstanding and is also the beneficial owner of 49% of the outstanding shares of Bristow Aviation Holdings Limited, an English corporation, of which the Company owns 49%. See "Directors Meetings, Fees and Other Matters".


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is comprised exclusively of non-employee directors and is responsible for formulating and making recommendations to the Board of Directors with regard to:

            -  the Company's executive compensation policies and programs, and

            -  specific salary and incentive awards to executive officers.

Compensation Policy

         In designing and implementing its executive compensation program, the Company follows a long-standing philosophy that management pay should be directly and substantially tied to the achievement by the Company of its performance objectives. A corollary principle guiding the Company's compensation programs is that stock-based compensation should be an integral part of the program to align management incentives with share price. The Company also operates under the principle that short-term and long-term elements of compensation should be balanced. Finally, the Company believes that, to excel, it must continue to attract and retain highly talented and motivated employees at all levels, especially the senior executives.

         Accordingly, the Company's overall compensation policy is to provide a competitive compensation package designed to attract, motivate and retain key executive officers and to tie executive pay to overall Company performance and return to stockholders. The Company's executive compensation program consists of base salary, annual incentives and long-term incentives. Executive officers also participate in a 401(k) plan, a medical plan, a life insurance plan and other benefit plans available to employees generally.

         The compensation packages provided to the chief executive officer and the other executive officers for the 1999 fiscal year were based in part on the recommendations of the outside consulting firm hired by the Company in 1997. The consulting firm met with Company management to discuss the strategic direction of the Company and the Company's objectives for its executive compensation programs. The consulting firm prepared a study based on several published executive compensation surveys conducted at different times that reviewed the compensation of executives at companies with revenues similar to those of the Company (hereafter, the "Compensation Study"). The group of companies reflected in the Compensation Study includes some of the peer companies set forth in the Stock Performance Graph on Page 12 of this Proxy Statement.

1.       Base Salary

         The Committee reviews base salaries annually. Salary increases in the 1999 fiscal year were based on individual performance and the Company's achievement of its profit goals, as well as salaries paid by Company competitors (including the companies in the Compensation Study). In each of the last several years, the chief executive officer initially has recommended to the Committee salary levels for the upcoming year for all Company officers other than himself. The Committee has reviewed the chief executive officer's recommendations and industry comparisons and made its salary recommendations to the full Board. The Board approved all of the Committee's recommended salary levels for the 1999 fiscal year.

         The Company believes that the salaries of the executives named in the Summary Compensation Table for the 1999 fiscal year were at or near the median of the peer group considered by the Committee to constitute the Company's most direct competitors for executive talent. The Compensation Committee believes that not all of the companies in a peer group established to compare stockholder returns are necessarily representative of the companies competing with the Company for executive talent. Thus, the peer group used by the Company to compare compensation is a sub-group of the companies included in the peer group index in the Stock Performance Graph on Page 12 of this Proxy Statement.

2.       Annual Incentives

         Cash bonuses provide an annual incentive to the Company's executives. Bonus amounts to executives are determined according to the terms of the Annual Incentive Plan approved by the stockholders in 1994. This element of the compensation program is designed to link executive pay to objective measures of the performance of the Company. The Company performance measures established by the Committee to determine bonus levels for the 1999 fiscal year were customized to the results of the division of the Company over which that executive had the most influence. Corporate executives had consolidated earnings per share as a 50% portion of the annual incentive goal. Divisional executives had consolidated earnings per share as a 33% portion of the annual incentive goal and the specific divisional results as a 33% portion of the annual incentive goal. Threshold, target, and maximum levels of Company performance were established for each performance measure, based on historical results, budgets and growth goals established by the Company. The balance of the annual incentives were discretionary based upon the Compensation Committees' assessment of the executive's individual performance. For the 1999 fiscal year, executives achieved goals ranging from 0% to 26.4% of the aggregate maximum level of performance on their specific performance measures. Each of the employees designated to participate in the Annual Incentive Plan, including the executive officers, received a bonus equal to the appropriate percentage of his or her base salary set by the Committee for incentive opportunity.

         In accordance with the restricted stock payment alternative under the 1994 Plan, initially approved by the stockholders in 1994, certain executives may elect to receive all or any part of their bonuses in shares of Restricted Stock. The Committee believes that this application of Restricted Stock is an excellent vehicle for expanding the stock ownership of executives of the Company and will further deepen the executive officers' commitment to the long-term objectives and performance of the Company and their identification with stockholder interests.

3.       Long-Term Incentives

         The Compensation Committee and the Long-Term Incentive Plan Committee believe that granting stock options is the most appropriate method of motivating and rewarding executive officers for the creation of long-term shareholder value. The Company has established a policy of awarding stock options based upon continuing progress of the Company and on individual performance by its executives. The Long-Term Incentive Plan Committee uses only subjective and informal measures of Company and individual performance in deciding whether and, if so, how many options to award. Typically, stock options are granted annually. In August 1998, options were awarded to the executive officers, including the following grants to the executive officers named in the Summary Compensation
Table: George M. Small - 20,000; Drury A. Milke - 10,000; Hans J. Albert - 10,000; Gene Graves - 10,000 and Neill Osborne - 7,500. All awards shown in the Summary Compensation Table were made at fair market value at the time of grant so that holders will benefit from such grants only when, and to the extent, the stock price increases after the date of grant.

Compensation of Chief Executive Officer

         George M. Small has been employed by the Company since 1977 and was elected President in October 1997. The Compensation Committee sought to align Mr. Small's base salary and annual incentives at a reasonable level in comparison to the other companies in the Company's self-elected compensation peer group. Mr. Small's base salary was established at $220,000 per year.

         Under the Annual Incentive Plan, Mr. Small's incentive opportunity for fiscal 1999 was 60% of his base salary. Performance for fiscal 1999 was based upon the budget approved for the fiscal year ended March 31, 1999 and a discretionary assessment of Mr. Small's performance and was $66,000 in cash.

         Provisions of the Omnibus Budget Reconciliation Act of 1993 limit deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who were highest paid and employed at year end, effective for tax years beginning on or after January 1994. The policy of this Committee related to this Act is to establish and maintain a compensation program that maximizes the creation of long-term value for stockholders. Action will be taken to qualify compensation approaches to ensure deductibility except in those areas where the Committee believes that stockholder interests are best served by retaining flexibility of approach.


                                     COMPENSATION COMMITTEE




                                     Howard Wolf, Chairman
                                     Peter N. Buckley
                                     Kenneth M. Jones
                                     Harry C. Sager

                             STOCK PERFORMANCE GRAPH

         The following performance graph compares the yearly cumulative return on the Company's Common Stock to the NASDAQ Stock Market (U.S. Companies) Index and a peer group index of companies selected by the Company, over a five fiscal year period ending on March 31, 1999. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark International, Inc. The graph assumes (i) the reinvestment of dividend, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at June 30, 1994.

             Comparison of Cumulative Stockholder Return 1994 - 1999

                               [GRAPH APPEARS HERE]

                            As of June 30,             As of March 31,
                       ----------------------      ----------------------
                       1994     1995     1996      1997     1998     1999
                       ----     ----     ----      ----     ----     ----
OLOG................    100      103      102       117      146       85

NASDAQ..............    100      133      171       176      267      359

Peer Group..........    100      101      149       176      227      127





                   DIRECTORS MEETINGS, FEES AND OTHER MATTERS


         The Company has standing Audit, Compensation, Long-Term Incentive Plan, Executive and Nominating committees of the Board of Directors. In addition, in order to comply with the requirements of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), three members of the Compensation Committee serve as members of the Long-Term Incentive Plan Committee, which administers the 1994 Plan. During the fiscal year ended March 31, 1999, each non-employee member of the Board of Directors received $1,000 for each meeting attended, including committee meetings, and $8,000 per year, payable quarterly in arrears. In addition, the non-executive Chairman of the Board received an additional $120,000 and was granted 50,000 stock options at an exercise price of $12.50 during the fiscal year ended March 31, 1999.

     The Board of Directors held seven meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director, except for Mr. Johnson.

     The 1991 Non-qualified Stock Option Plan for Non-employee Directors (the "1991 Plan") provides for the granting to directors who are not employees of the Company (the "Non-employee Directors") of non-qualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 159,000 shares of Common Stock have been reserved for issuance at March 31, 1999, upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company's capital stock.

     As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Non-employee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Non-employee Director (except for the Chairman as discussed above) who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Non-employee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.


     The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of the grant. The 1991 Plan will terminate on, and no options shall be issued after, the date of the annual meeting of stockholders in 2000 and any options outstanding on that date will remain outstanding until they have either expired or been exercised.

     For the year ended March 31, 1999, the Audit Committee was composed of Messrs. Crane, Cartwright and Johnson. The Committee is authorized to engage and discharge independent auditors; to review the fee, scope and timing of the independent audit and any other services rendered; to approve professional services rendered by the auditors; to review with the auditors and management the Company's policies and procedures with respect to accounting and financial controls; to review audit results with the auditors; and to direct and supervise special investigations. The Audit Committee held one meeting during the last fiscal year.

     For the year ended March 31, 1999, the Compensation Committee was composed of Messrs. Wolf, Buckley, Jones, and Sager. The functions of the Compensation Committee are to recommend to the full Board compensation arrangements for senior management and directors; to recommend compensation plans in which officers and directors are eligible to participate; and to take such other action as is delegated to it by the Board. The Compensation Committee held two meetings during the last fiscal year.

     For the year ended March 31, 1999, the Long-Term Incentive Plan Committee was composed of Messrs. Buckley, Jones and Sager. The functions of the Long-Term Incentive Plan Committee are to administer the 1994 Plan and to grant options or other benefits under the 1994 Plan.


     The Executive Committee is composed of Messrs. Wolf, Crane and Johnson. The Executive Committee is authorized to act on behalf of the full Board on a broad range of issues. The Executive Committee did not meet during the last fiscal year.


     For the year ended March 31, 1999, the Nominating Committee was composed of Messrs. Jones, Johnson and Wolf. The function of the Nominating Committee is to recommend nominees to serve on the Board of Directors and to take such action as is delegated to it by the Board. The Nominating Committee did not meet during the last fiscal year.

     Subsequent to year end, the committees of the Board of Directors were reconstituted as follows: Audit Committee - Messrs. Cartwright, Johnson and Jones; Compensation Committee - Messrs. Johnson, Jones and Sager; Executive Committee - Messrs. Buckley, Crane and Wolf and Nominating Committee - Messrs. Crane, Sager and Wolf. The Compensation Committee assumed the responsibilities of the Long-Term Incentive Plan Committee, which was dissolved.

     On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited ("Bristow"), an English corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited ("BHGL"). CIS is the beneficial owner of 1,752,754 shares of the

Company's Common Stock (see "Security Ownership of Certain Beneficial Owners and Management"). CIS has also designated Peter N. Buckley and Jonathan H. Cartwright for nomination to the Company's Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman and Chief Executive Officer and Mr. Cartwright is the Financial Director of Caledonia Investments, plc, the holder of all the outstanding stock of CIS.

     The transaction also included certain executory obligations of the parties that remain in effect between the Company and CIS and its affiliates and certain of which are described below. All such obligations were the result of arms' length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to the Company's Board of Directors and are, in the view of the Company, fair and reasonable to the Company.

     Caledonia holds $10.35 million of the Company's 6% Convertible Subordinated Notes. The Company holds approximately $150 million principal amount of 13.5% subordinated unsecured loan stock debt of Bristow. Bristow has the right to defer payment of interest on that debt until January 31, 2002. Any deferred interest would also accrue interest at an annual rate of 13.5%. In January 1998, the Company advanced $83.6 million to Bristow to refinance certain indebtedness of Bristow. The notes are secured and bear interest at 8.335%.

     In connection with the Bristow transaction, Caledonia and the Company also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, the Company has the right to buy all the Bristow shares held by Caledonia, who, in turn, has the right to sell such shares to the Company. Under current United Kingdom law, the Company would be required, in order for Bristow to retain its operating license, to find a qualified European investor to own any Bristow shares it has the right to acquire under the Put/Call Agreement. Any put or call of the Bristow shares will be subject to the approval of the Civil Aviation Authority ("CAA").

     For as long as Caledonia owns its Bristow shares, Caledonia is entitled to receive management fees from Bristow. The annual fees range from (pound)500,000 to (pound)900,000 and are payable for a maximum of seven years.

     The Company leases six aircraft to Bristow on terms that provide for aggregate annual lease payments of $5.7 million. In February 1999 and July 1999 the Company leased two aircraft from a third party and in turn subleased these aircraft to Bristow for aggregate annual lease payments of $3.7 million. Bristow leases two of its aircraft to the Company for an aggregate annual lease payment of $0.7 million.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, officers, and certain beneficial owners (collectively, "Section 16 Persons") to file with the Securities and Exchange Commission and NASDAQ reports of beneficial ownership on Form 3 and reports of changes in ownership on Form 4 or
5. Copies of all such reports are required to be furnished to the Company. To the knowledge of the Company, based solely on a review of the copies of Section 16(a) reports furnished to the Company for the fiscal year ended March 31, 1999, and other information, all filing requirements for the Section 16 Persons have been complied with during or with respect to the fiscal year ended March 31, 1999.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP conducted the examination of the Company's financial statements for the fiscal year ended March 31, 1999, and has been selected to conduct the examination of the Company's financial statements for the current year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                               VOTING OF THE PROXY

     SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS SPECIFIED, SUCH SHARES WILL BE VOTED "FOR" THE NOMINEES.

                                     GENERAL

     As of the date of the Proxy Statement, the only matters expected to come before the Annual Meeting are those set forth above. If any other matters are properly brought before the Annual Meeting or any adjournment thereof and if the shares for which the Proxy is given are entitled to vote thereon, it is the intention of the person named in the accompanying form of proxy to vote the Proxies on such matters in accordance with their best judgment.

     The cost of soliciting Proxies will be borne by the Company. The directors, officers and employees of the Company may, but without compensation other than regular compensation, solicit Proxies by telephone, telegraph, or personal interview. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation of Proxies for a fee of $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company.

     Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1999. Any such request should be directed to Drury A. Milke, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of July 27, 1999, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

                                By Order of the Board of Directors



                                Drury A. Milke
                                Secretary




Lafayette, Louisiana
August 11, 1999

                            OFFSHORE LOGISTICS, INC.
                                     PROXY

                     This Proxy is Solicited on Behalf of
                            the Board of Directors

     The undersigned stockholder of Offshore Logistics, Inc., a Delaware corporation, hereby appoints George M. Small and Drury A. Milke, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Four Seasons Hotel, Houston, Texas, on Monday, September 20, 1999, at 3:00 p.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

     The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
-----------------------------------------------------------------------

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

                                                              Please mark
                                                              your votes as
                                                              indicated in
                                                              this example   [X]


Election of the following nominees as Directors:

 For all      Withhold for    Withhold for the following only:
nominees      all nominees        (Write the name(s) of the nominee(s) below)
  [ ]            [ ]

                              Peter N. Buckley, Jonathan H. Cartwright, Louis F. Crane, David M. Johnson, Kenneth M. Jones, Harry
                              C. Sager, George M. Small and Howard Wolf.

                              -------------------------------------------------

                              -------------------------------------------------

                              -------------------------------------------------



                          The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                          Date:
                               ----------------------------------


                          ---------------------------------------
                          Signature

                          ---------------------------------------
                          Signature

                          Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each stockholder named should sign.

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